Exhibit (B)(4)

ARTICLES OF AMENDMENT TO THE ARTICLES OF ORGANIZATION OF LYONDELL-CITGO REFINING COMPANY LTD.

1.	The name of the limited liability company is LYONDELL-CITGO Refining Company Ltd.

2.	ARTICLE FOUR of the Articles of Organisation of LYONDELL-CITGO Refining Company Ltd. is hereby amended and restated to read in its entirety as follows:

ARTICLE FOUR

The address of the principal place of business of the Company in the State of Texas is 12000 Lawndale, Houston, Texas 77017, and the name and address of its registered agent in the State is C T Corporation System, 811 Dallas Avenue, Houston, Texas 77002.

3.	This amendment was approved as April 28, 1995 by unanimous written consent of its members in accordance with the provisions of the Amended and Restated Limited Liability Company Regulations of LYONDELL-CITGO Refining Company Ltd.

Dated this 26th day of June, 1995.

LYONDELL REFINING COMPANY, MEMBER

Russell S. Young
Executive Vice President and Chief Financial Officer

ARTICLES OF ORGANIZATION OF LYONDELL-CITGO REFINING COMPANY LTD.

ARTICLE ONE

The name of the limited liability company is LYONDELL-CITGO Refining Company Ltd. (the “Company”).

ARTICLE TWO

The period of duration of the Company shall be a maximum of thirty (30) years from the date of the filing of these Articles of Organization with the Secretary of State of the State of Texas or until termination of the Company in accordance with the Regulations of the Company.

ARTICLE THREE

The purpose for which the Company is organized is the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Limited Liability Company Act (the “Act”).

ARTICLE FOUR

The address of the principal place of business of the Company in the State of Texas is 1221 McKinney Street, Houston, Texas 77010, and the name and address of its registered agent in the State is C T Corporation System, 811 Dallas Avenue, Houston, Texas 77002.

ARTICLE FIVE

The management of the Company is reserved to the members, and the names addresses of the members are as follows:

Name	Address
Lyondell Refining Company	P.O. Box 3646
Houston, Texas 77253-3646

CITGO Refining Investment Company	P.O. Box 3758
Tulsa, Oklahoma 74102-3758

IN WITNESS WHEREOF, I have hereunto set my hand this 30th day of December, 1992. The Articles of Organization will become effective on January 1, 1993 at 12:00 a.m. in accordance with the provisions of Article 10.03 of the Texas Business Corporation Act.

Gerald A. O’Brien, Organiser
P.O. Box 3646
Houston, Texas 77253-3646